Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-131222

PROSPECTUS

MOBILITY ELECTRONICS, INC.

Common Stock

3,760,264 Shares

The stockholders identified in the section of this prospectus entitled “Selling Stockholders” on page 12 and their permitted transferees are offering up to 3,760,264 shares of our common stock under this prospectus. A description of the transaction in which the selling stockholders obtained the shares offered is set forth under the “Selling Stockholders” section of this prospectus as well. We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering.

Our common stock is quoted on the Nasdaq National Market under the symbol “MOBE.” The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On March 24, 2006, the average of the high and low prices for the common stock was $7.62 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this prospectus and the documents incorporated by reference include our expectations regarding the adequacy of our financial reserves for future returns, expectations regarding our customer relationships, and expectations regarding capital expenditures. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from management’s expectations are described in this prospectus under the heading “Risk Factors.” Additional factors that could cause actual results to differ materially from those expressed in these forward-looking statements include, among others, the following:

•	the loss of, and failure to replace, any significant customers;

•	the timing and success of new product introductions;

•	product developments, introductions and pricing of competitors;

•	the timing of substantial customer orders;

•	the availability of qualified personnel;

•	the performance of suppliers and subcontractors;

•	difficulties in assimilating and integrating the operations, products and workforce of the acquired companies;

•	market demand and industry and general economic or business conditions; and

•	other factors to which this prospectus refers.

In light of these risks and uncertainties, the forward-looking statements contained in this prospectus and the documents incorporated by reference may not prove to be accurate. We undertake no obligation to update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

OUR BUSINESS

We are a leading provider of innovative products and solutions for the mobile electronic industry. We utilize our proprietary technology to design and develop products that make mobile electronic devices more efficient and cost effective, thus enabling professionals and consumers higher utilization of their mobile devices and the ability to access information more readily.

We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from Electronics Accessory Specialists International, Inc. to Mobility Electronics, Inc. on July 23, 1998. Our principal executive office is located at 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, and our telephone number is (480) 596-0061. Our website can be accessed at www.mobilityelectronics.com. Information contained in our website and the website of our subsidiaries, including iGo Direct Corporation (www.igo.com), does not constitute part of this prospectus. Unless otherwise indicated in this prospectus, references to “Mobility,” “us,” “we,” and “our” refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all the other information contained and incorporated by reference in this prospectus before making an investment decision about our common stock. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following risks actually occurs, our business, operating results or financial condition could suffer, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

     If our revenue is not sufficient to absorb our expenses, we will not be profitable in the future.

We have experienced significant operating losses since inception and, as of December 31, 2005, have an accumulated deficit of $101.7 million. We intend to make expenditures on an ongoing basis to support our operations, primarily from cash generated from operations and possibly, if available, from lines of credit, as we develop and introduce new products and expand into new markets. If we do not achieve revenue growth sufficient to absorb our planned expenses, we will experience additional losses in future periods. In addition, there can be no assurance that we will achieve or sustain profitability.

Our future success is dependent on market acceptance of our power products. If acceptance of these products does not continue to grow, we will be unable to increase or sustain our revenue, and our business will be severely harmed. If we do not gain market acceptance of our products and technology, we will be unable to achieve anticipated revenue or maintain revenue.

If we do not achieve widespread market acceptance of our power products and technology, we may not maintain our existing revenue or achieve anticipated revenue. For example, we currently derive a material portion of our revenue from the sale of our power adapter products. These universal power adapters represent a relatively new product category in the mobile electronics industry. We anticipate that a material portion of our revenue in the foreseeable future will be derived from our family of universal power products and similar power products in this relatively new market category that we are currently developing or plan to develop. We can give no assurance that this market category will develop sufficiently to cover our expenses and costs or that we will be able to develop similar power products. Moreover, our power products may not achieve widespread market acceptance if:

•	we fail to complete development of these products in a timely manner;

•	we fail to achieve the performance criteria required of these products by our customers; or

•	competitors introduce similar or superior products.

In addition, the retail version of our universal power adapter products includes a feature that allows a single version of these products to be used with almost any mobile electronic device. If mobile electronic device manufacturers choose to design and manufacture their products in such a way as to limit the use of universal devices with their devices, it could reduce the applicability of a universal power adapter product and limit market acceptance of our power products at the retail level.

     Our operating results are subject to significant fluctuations, and if our results are worse than expected, our stock price could fall.

Our operating results have fluctuated in the past, and may continue to fluctuate in the future. It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. If this happens, the market price for our common stock may decline significantly. The factors that may cause our operating results to fall short of expectations include:

•	the timing of our new product and technology introductions and product enhancements relative to our competitors or changes in our or our competitors’ pricing policies;

•	market acceptance of our power, handheld connectivity, and expansion and docking products;

•	the size and timing of customer orders;

•	our ability to effectively manage inventory levels;

•	delay or failure to fulfill orders for our products on a timely basis;

•	distribution of or changes in our revenue among OEMs, private-label resellers and distribution partners;

•	our inability to accurately forecast our contract manufacturing needs;

•	difficulties with new product production implementation or supply chain;

•	our suppliers’ ability to perform under their contracts with us;

•	product defects and other product quality problems which may result from the development of new products;

•	the degree and rate of growth of the markets in which we compete and the accompanying demand for our products;

•	our ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth; and

•	seasonality of sales.

Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons and short-term fluctuations of our financial results to forecast our future long-term performance.

     If we fail to continue to introduce new products and product enhancements that achieve broad market acceptance on a timely basis, we will not be able to compete effectively, and we will be unable to increase or maintain our revenue.

The market for our products is highly competitive and in general is characterized by rapid technological advances, changing customer needs and evolving industry standards. If we fail to continue to introduce new products and product enhancements that achieve broad market acceptance on a timely basis, we will not be able to compete effectively, and we will be unable to increase or maintain our revenue. Our future success will depend in large part upon our ability to:

•	develop, in a timely manner, new products and services that keep pace with developments in technology and customer requirements;

•	meet potentially new manufacturing requirements and cover potentially higher manufacturing costs of new products;

•	deliver new products and services through appropriate distribution channels; and

•	respond effectively to new product announcements by our competitors by quickly introducing competing products.

We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to existing products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce or sell innovative new products, our operating results may suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in our inability to introduce new products as planned. The success and marketability of technology and products developed by others is beyond our control.

We have experienced delays in releasing new products in the past, which resulted in lower quarterly revenue than expected. For example, the introduction in early 2003 of our AC/DC power combination product, Juice, was delayed approximately 13 weeks due to necessary modifications required to meet safety certification and production start up requirements. Further, our efforts to develop new and similar products could be delayed due to unanticipated manufacturing requirements and costs. Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand;

•	decline in the average selling price of our products and decline in our overall gross margins; and

•	adverse reactions in our sales and distribution channels.

     The average selling prices of our products may decrease over their sales cycles, especially upon the introduction of new products, which may negatively affect our gross margins.

Our products may experience a reduction in the average selling prices over their respective sales cycles. Further, as we introduce new or next generation products, sales prices of previous generation products may decline substantially. In order to sell products that have a falling average selling price and maintain margins at the same time, we need to continually reduce product and manufacturing costs. To manage manufacturing costs, we must collaborate with our third-party manufacturers to engineer the most cost-effective design for our products. There can be no assurances we will be successful in our efforts to reduce these costs. In order to do so, we must carefully manage the price paid for components used in our products as well as manage our freight and inventory costs to reduce overall product costs. If we are unable to reduce the cost of older products as newer products are introduced, our average gross margins may decline.

     We depend on large purchases from a few significant customers, and any loss, cancellation or delay in purchases by these customers could cause a shortfall in revenue, excess inventory and inventory holding or obsolescence charges.

We have historically derived a substantial portion of our revenue from a relatively small number of customers. Our five largest customers comprised 74% of our revenue for the year ended December 31, 2005. These customers typically do not have minimum purchase requirements and can stop purchasing our products at any time or with very short notice. In addition, most customer agreements are short term and non-exclusive and provide for purchases on a purchase order basis. We expect that a small number of customers will continue to represent a substantial percentage of our sales.

For example, Targus accounted for 27% of our revenue and RadioShack accounted for 18% of our revenue for the year ended December 31, 2005. In the event Targus, RadioShack or any of our other major customers reduce, delay or cancel orders with us, and we are not able to sell our products to new customers at comparable levels, our revenue could decline significantly and could result in excess inventory and inventory holding or obsolescence charges. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our result of operations.

     Our success depends in part upon sales to OEMs, whose unpredictable demands and requirements may subject us to potential adverse revenue fluctuations.

We expect that we will continue to be dependent upon a limited number of OEMs for a significant portion of our revenue in future periods. No OEM is presently obligated either to purchase a specified amount of products or to provide us with binding forecasts of product purchases for any period. Our products are typically one of many related products used by portable computer users. Demand for our products is therefore subject to many risks beyond our control, including, among others:

•	competition faced by our OEM customers in their particular end markets;

•	market acceptance of our technology and products by our OEM customers;

•	technical challenges which may or may not be related to the components supplied by us;

•	the technical, sales and marketing and management capabilities of our OEM customers; and

•	the financial and other resources of our OEM customers.

The reduction, delay or cancellation of orders from our significant OEM customers, or the discontinuance of the use of our products by our end users may subject us to potential adverse revenue fluctuations.

     Our success is dependent in part upon our relationships with strategic private-label resellers.

We have entered into relationships with various customers to sell our power products on a private-label basis. Our relationships with strategic private-label resellers are critical to our success and the failure of these private-label resellers to purchase, and successfully market and distribute our products will limit our success and the market acceptance of our relatively new family of universal power adapters. For example, during 2004, one of our former private-label reseller partners, Kensington, decided to distribute products manufactured by a competitor in addition to our family of power products, which could limit end-user access to our products. Kensington has subsequently discontinued its sales of our family of power products. In the event other private-label resellers discontinue the sale of our power products or are unsuccessful in marketing and distributing our products, our revenue will suffer which could have a negative impact on the price of our common stock.

In addition, under the terms of our agreement with Targus, our direct access to certain U.S. markets has been limited for the sale of our power products for use with high-power mobile electronic devices, and the agreement also provides that we may not enter into any more than two broad-based, private-label distribution agreements. Accordingly, our success will depend in part upon Targus’ ability and willingness to effectively and widely distribute and market our products. For example, because the Targus distribution chain includes large retailers such as Best Buy, we are limited in our ability to distribute our high-power products to retailers such as this directly. If Targus does not purchase the volume of products that we anticipate, our results of operations will suffer.

Success of our relationship with private-label resellers, such as Targus, will also depend in part upon their success in marketing and selling our products on a private-label basis outside of the United States. The international sales by our private-label resellers are subject to a number of risks that could limit sales of our products. These risks include:

•	the impact of possible recessionary environments in foreign economies;

•	political and economic instability;

•	unexpected changes in regulatory requirements;

•	export restriction and availability of export licenses; and

•	tariffs and other trade barriers.

     We outsource the manufacturing and fulfillment of our products, which limits our control of the manufacturing process and may cause a delay in our ability to fill orders.

Most of our products are produced under contract manufacturing arrangements with several manufacturers in China, Taiwan, South Korea and the United States. Our reliance on third party manufacturers exposes us to risks, which are not in our control, and our revenue could be negatively impacted. Any termination of or significant disruption in our relationship with our manufacturers may prevent us from filling customer orders in a timely manner, as we generally do not maintain large inventories of our products, and will negatively impact our revenue.

Our use of contract manufacturers reduces control over product quality and manufacturing yields and costs. We depend upon our contract manufacturers to deliver products that are free from defects, competitive in cost and in compliance with our specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of contract manufacturers, we remain primarily responsible to our customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of our products, failure of a contract manufacturer to remain competitive in price, the failure of a contract manufacturer to comply with any of our procurement needs or the financial failure or bankruptcy of a contract manufacturer could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

Hipro Electronics Company, Ltd., for example, is currently the exclusive manufacturer of our specific Juice product. Our agreement with Hipro does not permit us to second source this Juice product from any other manufacturer. In addition, Hipro manufactures our products on a purchase order basis and does not dedicate manufacturing capacity to us. Any disruption in our relationship with Hipro and/or the inability of Hipro to meet our manufacturing needs for this Juice product could harm our business. In order to replace Hipro we would have to identify and qualify an alternative supplier. This process could take several months to complete and would significantly impair our ability to fulfill customer orders. Similarly, we may encounter these same issues with respect to other products manufactured for us by Hipro, as well as with respect to other products manufactured for us by RadioShack, Phihong and others.

We generally provide our third-party contract manufacturers with a rolling forecast of demand which they use to determine our material and component requirements. Lead times for ordering materials and components vary significantly and depend on various factors, such as the specific supplier, contract terms and demand and supply for a component at a given time. Some of our components have long lead times. For example, certain electronic components used in our Juice product have lead times that range from six to ten weeks. If our forecasts are less than our actual requirements, our contract manufacturers may be unable to manufacture products in a timely manner. If our forecasts are too high, our contract manufacturers will be unable to use the components they have purchased on our behalf, which may require us to purchase the components from them before they are used in the manufacture of our products.

We rely on contract fulfillment providers to warehouse our iGo branded finished goods inventory and to ship our iGo branded products to our customers. We do not have long-term contracts with our fulfillment providers. Any termination of or significant disruption in our relationship with our fulfillment providers may prevent customer orders from being fulfilled in a timely manner, as it would require that we relocate our finished goods inventory to another warehouse facility and arrange for shipment of products to our customers.

     Our reliance on sole sources for key components may inhibit our ability to meet customer demand.

The principal components of our products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. Examples of sole source critical components include two different programmable microprocessors used in various models of our handheld hardware products. We do not have long term supply agreements with the manufacturers of these components or with our contract manufacturers. We obtain both components and products under purchase orders.

We depend upon our suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of our procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

Any termination of or significant disruption in our relationship with our suppliers may prevent us from filling customer orders in a timely manner as we generally do not maintain large inventories of components or products. In the event that a termination or disruption were to occur, we would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as a few days to six months, and, in some cases, a suitable alternative may not be available at all.

     If we fail to protect our intellectual property, our business and ability to compete could suffer.

Our success and ability to compete are dependent upon our internally developed technology and know-how. We rely primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect our proprietary rights. While we have certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that, if issued, those patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to us. Moreover, there can be no assurance that any patent rights will be upheld in the future or that we will be able to preserve any of our other intellectual property rights.

We typically enter into confidentiality, noncompete or invention assignment agreements with our key employees, distributors, customers and potential customers, and limit access to, and distribution of, our product design documentation and other proprietary information. There can be no assurance that our confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information that we regard as proprietary. We have recently begun to aggressively pursue the protection of our intellectual property rights, including filing a lawsuit in the Eastern District of Texas alleging that Formosa Electronics, Co. Ltd., a foreign manufacturer of power adapters, is infringing one or more of our patents. Litigation efforts such as these have been, and will in the future be, necessary to defend our intellectual property rights, both for our power and expansion technology, and will likely result in substantial cost to, and divisions of efforts by, us.

     We may be subject to intellectual property infringement claims that are costly to defend and could limit our ability to use certain technologies in the future.

The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. In addition, under current law, certain patent applications filed with the United States Patent and Trademark Office before November 29, 2000 may be maintained in secrecy until a patent is issued. Patent applications filed with the United States Patent and Trademark Office on or after November 29, 2000, as well as patent applications filed in foreign countries, may be published some time after filing but prior to issuance. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. We cannot be sure that our products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that our products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents or be required to redesign our products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempts to redesign our products or processes to avoid infringement. Our failure to obtain these licenses or to redesign our products would have a material adverse effect on our business.

There can be no assurance that our competitors will not independently develop technology similar to existing proprietary rights of others. We expect that our products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against us in the future or, if infringement claims are asserted, that such claims will be resolved in our favor. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to us, if at all. In addition, litigation may be necessary in the future to protect our trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources. For example, in 2003 we settled a lawsuit with Comarco, Inc. in which each party made patent infringement claims against the other. We incurred significant costs in the lawsuit and devoted substantial time and efforts of certain employees and members of management to this lawsuit.

     Acquisitions could have negative consequences, which could harm our business.

We have acquired, and may pursue opportunities to acquire businesses, products or technologies that complement or expand our current capabilities. Acquisitions could require significant capital infusions and could involve many risks including, but not limited to, the following:

•	difficulties in assimilating and integrating the operations, products and workforce of the acquired companies;

•	acquisitions may negatively impact our results of operations because they may require large one-time charges or could result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation or deferred compensation charges, or the amortization or write down of amounts related to deferred compensation, goodwill and other intangible assets;

•	acquisitions may be dilutive to our existing stockholders;

•	acquisitions may disrupt our ongoing business and distract our management; and

•	key personnel of the acquired company may decide not to work for us.

We may not be able to identify or consummate any future acquisitions on acceptable terms, or at all. If we do pursue any acquisitions, it is possible that we may not realize the anticipated benefits from such acquisitions.

     We may not be able to adequately manage our anticipated growth, which could impair our efficiency and negatively impact operations.

Our success depends on our ability to manage growth effectively. If we do not effectively manage this growth, we may not be able to operate efficiently or maintain the quality of our products. Either outcome could materially and adversely affect our operating results. As we continue to develop new products and bring them to market, we will be required to manage multiple projects, including the design and development of products and their transition to high volume manufacturing. This will place a significant strain on our operational, financial and managerial resources and personnel, our management information systems, and our operational and financial controls. To effectively manage our growth we must:

•	increase research and development resources;

•	install and implement adequate controls and management information systems in an effective, efficient and timely manner;

•	increase the managerial skills of our supervisors;

•	maintain and strengthen our relationships with our contract manufacturers and fulfillment provider; and

•	more effectively manage our supply chain.

     Our inventory management is complex and failure to properly manage inventory growth may result in excess or obsolete inventory, the write-down of which may negatively affect our operating results.

Our inventory management is complex as we are required to balance the need to maintain strategic inventory levels to ensure competitive lead times against the risk of inventory overstock and obsolescence because of rapidly changing technology and customer requirements. In addition, the need to carefully manage our inventory is likely to increase as we expect to acquire additional customers who will likely require us to maintain certain minimum levels of inventory on their behalf, as well as provide them with inventory return privileges. Our customers may also increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. They may adjust their orders in response to the supply of our products and the products of our competitors that are available to them and in response to seasonal fluctuations in end-user demand. If we ultimately determine that we have excess or obsolete inventory, we may have to reduce our prices and write-down inventory, which in turn could result in reduced operating results.

     We have experienced returns of our products, which could in the future harm our reputation and negatively impact our operating results.

In the past, some of our customers have returned products to us because the product did not meet their expectations, specifications and requirements. These returns were 1% of revenue for the year ended December 31, 2005 and 2% of revenue for the year ended December 31, 2004. It is likely that we will experience some level of returns in the future and, as our business grows, this level may be more difficult to estimate. A portion of our sales to distributors is generally under terms that provide for certain stock balancing privileges. Under the stock balancing programs, some distributors are permitted to return up to 15% of their prior quarter’s purchases, provided that they place a new order for equal or greater dollar value of the amount returned. We have not historically experienced significant stock balance returns.

Also, returns may adversely affect our relationship with those customers and may harm our reputation. This could cause us to lose potential customers and business in the future. We record a reserve for future returns at the time revenue is recognized. We believe the reserve is adequate given our historical level of returns. If returns increase, however, our reserve may not be sufficient and operating results could be negatively affected.

     We may have design quality and performance issues with our products that may adversely affect our reputation and our operating results.

A number of our products are based on new technology and the designs are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, our products have in the past, on occasion, contained errors that were discovered after commercial introduction. For example, in 2004, after the commercial introduction of a power adapter that we manufactured for Dell, we encountered a design defect that required us to complete a field rework of previously produced units, provide proper usage guidelines and make permanent changes for future production. Errors or performance problems such as this may also be discovered in the future. Any future defects discovered after shipment of our products could result in loss of sales, delays in market acceptance or product returns and warranty costs. We attempt to make adequate allowance in our new product release schedule for testing of product performance. Because of the complexity of our products, however, our release of new products may be postponed should test results indicate the need for redesign and retesting, or should we elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which our products are dependent, may contain defects which could reduce or undermine the performance of our products and adversely affect our operating results.

     We may incur product liability claims which could be costly and could harm our reputation.

The sale of our products involves risk of product liability claims against us. We currently maintain product liability insurance, but our product liability insurance coverage is subject to various coverage exclusions and limits and may not be obtainable in the future on terms acceptable to us, or at all. We do not know whether claims against us with respect to our products, if any, would be successfully defended or whether our insurance would be sufficient to cover liabilities resulting from such claims. Any claims successfully brought against us could harm our business.

     If we are unable to hire additional qualified personnel as necessary or if we lose key personnel, we may not be able to successfully manage our business or achieve our objectives.

We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for personnel in the technology industry is intense, and we compete for personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance we will be successful in identifying, attracting and retaining personnel.

Our success also depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on Charles R. Mollo, Chief Executive Officer and President, Joan W. Brubacher, Executive Vice President and Chief Financial Officer and Timothy S. Jeffries,

Executive Vice President and Chief Operating Officer. We do not maintain key person life insurance on any of our executive officers. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

     We may not be able to secure additional financing to meet our future capital needs.

We expect to expend significant capital to further develop our products, increase awareness of our brand names and to expand our operating and management infrastructure as needed to support our anticipated growth. We may use capital more rapidly than currently anticipated. Additionally, we may incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs, including the repayment of our debt obligations. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, such as the debt covenants under our secured credit facility, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Risks Related To Our Industry

     Intense competition in the market for mobile electronic devices could adversely affect our revenue and operating results.

The market for mobile electronic devices in general is intensely competitive, subject to rapid changes and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to experience significant and increasing levels of competition in the future. There can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources. In 2003, we settled a patent infringement suit with Comarco, one of our competitors in power products, that resulted in a cross license, which does not include the right to sub-license, relating to our respective power product technology. As a result, Comarco may be positioned to develop and market power products that are substantially similar to our products.

We currently compete with the internal design efforts of both our OEM and non-OEM customers. These OEMs, as well as a number of our non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. There can be no assurance that such competitors will be unable to respond as quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products better than we do or develop products that are superior to our products or that achieve greater market acceptance.

Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on our business. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

     Should the market demand for mobile electronic devices decrease, we may not achieve anticipated revenue.

The demand for the majority of our products and technology is primarily driven by the underlying market demand for mobile electronic devices. Should the growth in demand for mobile electronic devices be inhibited, we may not be able to increase or sustain revenue. Industry growth depends in part on the following factors:

•	increased demand by consumers and businesses for mobile electronic devices; and

•	the number and quality of mobile electronic devices in the market.

The market for our products and services depends on economic conditions affecting the broader information technology market. Prolonged weakness in this market has caused in the past and may cause in the future customers to reduce their overall information technology budgets or reduce or cancel orders for our products. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and services. This, in turn, may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in downward price pressures, causing us to realize lower revenue and operating margins. In addition, general economic uncertainty and the recent general decline in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. We believe that, in light of these events, some businesses have and may continue to curtail or suspend capital spending on information technology. These factors may cause our revenue and operating margins to decline.

     If our products fail to comply with domestic and international government regulations, or if these regulations result in a barrier to our business, our revenue could be negatively impacted.

Our products must comply with various domestic and international laws, regulations and standards. For example, the shipment of our products from the countries in which they are manufactured to other international or domestic locations requires us to obtain export licenses and to comply with possible import restrictions of the countries in which we sell our products. In the event that we are unable or unwilling to comply with any such laws, regulations or standards, we may decide not to conduct business in certain markets. Particularly in international markets, we may experience difficulty in securing required licenses or permits on commercially reasonable terms, or at all. In addition, we are generally required to obtain both domestic and foreign regulatory and safety approvals and certifications for our products. Failure to comply with existing or evolving laws or regulations, including export and import restrictions and barriers, or to obtain timely domestic or foreign regulatory approvals or certificates could negatively impact our revenue.

Risks Related To Our Common Stock

     Our common stock price has been volatile, which could result in substantial losses for stockholders.

Our common stock is currently traded on the Nasdaq National Market. We have in the past experienced, and may in the future experience, limited daily trading volume. The trading price of our common stock has been and may continue to be volatile. The market for technology companies, in particular, has at various times experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of our actual operating performance. The trading price of our common stock could be affected by a number of factors, including, but not limited to, changes in expectations of our future performance, changes in estimates by securities analysts (or failure to meet such estimates), quarterly fluctuations in our sales and financial results and a variety of risk factors, including the ones described elsewhere in this prospectus. Periods of volatility in the market price of a company’s securities sometimes result in securities class action litigation. In 2004, for example, we incurred significant expenses as a result of a securities class action lawsuit that was filed against us. This lawsuit has since been dismissed, but other similar lawsuits could be filed against us in the future and, regardless of the merit of these claims, such lawsuits can be time-consuming, costly and divert management’s attention. In addition, if we needed to raise equity funds under adverse conditions, it would be difficult to sell a significant amount of our stock without causing a significant decline in the trading price of our stock.

     Our stock price may decline if additional shares are sold in the market.

As of March 2, 2006, we had 30,983,080 shares of common stock outstanding. All of our outstanding shares are currently available for sale in the public market, some of which are subject to volume and other limitations under the securities laws. Future sales of substantial amounts of shares of our common stock by our existing stockholders in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. We may be required to issue additional shares upon exercise of previously granted options and warrants that are currently outstanding.

As of March 2, 2006, we had 1,114,944 shares of common stock issuable upon exercise of stock options under our long-term incentive plans, of which 1,008,652 options were exercisable as of March 2, 2006; as of March 2, 2006, we had 894,462 shares of common stock issuable upon the vesting of restricted stock units under our long term incentive plans; 115,527 shares were available for future issuance under our 1996 stock option plan, 1,466,065 shares were available for future issuance under our Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan, and 247,234 shares were available for future issuance under our Mobility Electronics, Inc. Non-Employee Director Long-Term Incentive Plan; 1,773,037 shares of common stock were available for purchase under our Employee Stock Purchase Plan; and we had warrants outstanding to purchase 2,427,422 shares of common stock, of which 46,470 were exercisable as of March 2, 2006. Increased sales of our common stock in the market after exercise of currently outstanding options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

     Our executive officers, directors and principal stockholders have substantial influence over us.

As of March 2, 2006, our executive officers, directors and principal stockholders owning greater than 5% of our outstanding common stock together beneficially owned approximately 49% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by the other stockholders.

In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, our present directors, executive officers, principal stockholders and our respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

     Provisions of our certificate of incorporation and bylaws could make a proposed acquisition that is not approved by our board of directors more difficult.

Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

•	authorizing the issuance of preferred stock, with rights senior to those of the common stockholders, without common stockholder approval;

•	prohibiting cumulative voting in the election of directors;

•	a staggered board of directors, so that no more than two of our six directors are elected each year; and

•	limiting the persons who may call special meetings of stockholders.

     Our stockholder rights plan may make it more difficult for others to obtain control over us, even if it would be beneficial to our stockholders.

In June 2003, our board of directors adopted a stockholders rights plan. Pursuant to its terms, we have distributed a dividend of one right for each outstanding share of common stock. These rights cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. These provisions could discourage a future takeover attempt which individual stockholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current prices.

     Delaware law may delay or prevent a change in control.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions prohibit large stockholders, in particular a stockholder owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless this stockholder receives board approval for the transaction or 66 2/3% of the shares of voting stock not owned by the stockholder approve the merger or transaction. These provisions could discourage a future takeover attempt which individual stockholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current prices.

USE OF PROCEEDS

All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.

SELLING STOCKHOLDERS

On March 31, 2005, we entered into several agreements to restructure our strategic relationships with RadioShack Corporation and Motorola, Inc. One of these agreements was a Strategic Partners Investment Agreement pursuant to which Motorola and RadioShack each purchased 689,656 shares of our common stock at a price of $7.25 per share, for total aggregate proceeds to us of $10 million. Also included in these agreements were two warrants for each of RadioShack and Motorola which provide each with the right to purchase up to an additional 1,190,476 shares of our common stock at a price of $8.40 per share based on our performance results. As part of the Strategic Partners Investment Agreement, we agreed to register the resale of the shares issued to Motorola and RadioShack, as well as the shares issuable pursuant to the warrants issued to Motorola and RadioShack, and to bear the expenses incident to this registration. As part of the restructure of our strategic relationships, we also entered into separate Sales Representative Agreements with Motorola and RadioShack pursuant to which each agreed to engage in the sale of our power products for low power mobile electronic devices. In addition, RadioShack is one of our largest customers and accounted for 16% of our revenue for the nine months ended September 30, 2005, as well as 18% and 15% of our revenue for the years ended December 31, 2004 and 2003, respectively.

The issuances described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act of 1933.

The shares covered by this prospectus may be offered from time to time by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth (i) the name of the selling stockholders, (ii) the number and percentage of shares of common stock beneficially owned by the selling stockholders, (iii) the maximum number of shares of common stock which may be offered for the account of the selling stockholders under this prospectus, and (iv) the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling shares of common stock or interests therein received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer.

The information set forth below is based upon information submitted to us by the selling stockholders and updated in accordance with our records through March 2, 2006. The percentages below are based on 30,983,080 shares of common stock outstanding as of March 2, 2006.

Except for the strategic relationships described above with both Motorola and RadioShack, neither of these entities has, within the past three years, had any position, office or other material relationship with us or any of our affiliates. The selling stockholders are not registered broker-dealers or an affiliate of a registered broker-dealer. Unless otherwise noted as appropriate in a footnote below, the selling stockholders have sole voting and dispositive power over the shares offered.

	Shares Beneficially Owned			Shares Beneficially Owned
	Before Offering			After Offering
		Percentage	Shares		Percentage
Name of Selling Stockholder	Number	Ownership	Offered	Number	Ownership

Motorola, Inc. (1)	689,656	2.2%	1,880,132	—	*
RadioShack Corporation (2)	689,656	2.2%	1,880,132	—	*

(1)	David W. Devonshire has investment and voting power over these shares in his capacity as Executive Vice President, Chief Financial Officer of Motorola, Inc.

(2)	David Barnes has investment and voting power over these shares in his capacity as Senior Vice President and Chief Financial Officer of RadioShack Corporation.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

•	transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges on which the securities may be listed or quoted at the time of sale;

•	negotiated transactions;

•	transactions otherwise than on the Nasdaq or exchanges;

•	underwritten offerings;

•	distributions to equity security holders, partners or other stockholders of the selling stockholders;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through a combination of these methods of sale.

The selling stockholders may sell the shares of our common stock at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	any other method permitted by law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Direct Sales, Agents, Dealers and Underwriters

The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

•	directly to purchasers; or

•	to or through agents, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The agents, dealers or underwriters that act in connection with the sale of shares will be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Regulation M

The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act of 1933.

In the event of a material change in the plan of distribution disclosed in this Prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P.

EXPERTS

The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. Our website can be accessed at www.mobilityelectronics.com.

INFORMATION INCORPORATED BY REFERENCE

The following documents, which have been filed with the Commission by Mobility, are incorporated herein by reference and made a part hereof:

(i) Annual Report of Mobility on Form 10-K for the year ended December 31, 2005;

(ii) Mobility’s current report on Form 8-K filed February 16, 2006; and

(iii) Description of the Common Stock contained in Mobility’s Registration Statement on Form S-1 (No. 333-30264), effective as of June 30, 2000 and Registration Statement on Form 8-A.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to Investor Relations, 17800 North Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, telephone number (480) 596-0061.